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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            FORRESTER RESEARCH, INC.


     Forrester Research, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does here certify:

     FIRST:    That Article 4. of the Certificate of Incorporation be amended as follows:

          "The total number of shares of stock that this corporation shall have authority to issue is 125,500,000 shares consisting of (i) 125,000,000 Common Stock, par value $.01 per share ("Common Stock") and (ii) 500,000 shares of Preferred Stock, $0.1 par value per share ("Preferred Stock").

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of this corporation.


1.   COMMON STOCK.

     A. GENERAL. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the board of directors upon any issuance of the Preferred Stock of any series. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of this corporation whether now or hereafter authorized.

     B. VOTING. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

     The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

     C. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

     D. LIQUIDATION. Upon the dissolution or liquidation of this corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of this corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

     E.   PREFERRED STOCK.
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     Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by this corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the board of directors as hereinafter provided.

     Authority is hereby expressly granted to the board of directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of this corporation.

     SECOND: That the said amendment was duly adopted, consented to and authorized by the majority of the shareholders entitled to vote thereon in a special meeting of stockholders consent in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by George F. Colony, President dated this 7th day of February, 2000.

                                      FORRESTER RESEARCH, INC.


                                      /s/ George F. Colony, President
                                      --------------------------------
                                      George F. Colony, President